Exhibit 10.1

On February 9, 2011, Ms. Hani Abu, a Director and stockholder of Super Light Inc. ("Super Light") provided a loan for working capital expenses of Super Light in the amount of $7,500. All outstanding amounts under this loan do not bear interest. The maturity date of the loan is on demand and not set for a specific date.